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                                                                  EXHIBIT(23)(1)

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
PBOC Holdings, Inc.:

We consent to incorporation by reference in the registration statements
(Nos. 333-93107 and 333-46614) on Form S-8 of PBOC Holdings, Inc. of our report dated January 29, 2001, relating to the consolidated statements of financial condition of PBOC Holdings, Inc. and subsidiaries as of December 31, 2000, and 1999, and the related consolidated statements of operations, comprehensive earnings (loss), changes in stockholders' equity and cash flows each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of PBOC Holdings, Inc.

                                          /s/ KPMG LLP

Los Angeles, California
March 15, 2001